Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement on Form S-8 of ISCO International, Inc. of our report dated March 30, 2006, relating to the consolidated balance sheets of ISCO International, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and cash flows for the each of the three years ended December 31, 2005, which report appears in the December 31, 2005 annual report on Form 10-K of ISCO International, Inc.

/s/ GRANT THORNTON LLP

Chicago, Illinois

August 14, 2006